Exhibit 99.1
Silvergate Capital Corporation Announces First Quarter 2021 Results
La Jolla, CA, April 20, 2021 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three months ended March 31, 2021.
First Quarter 2021 Highlights
•Net income for the quarter was $12.7 million, or $0.55 per diluted share, compared to net income of $9.1 million, or $0.47 per diluted share, for the fourth quarter of 2020, and net income of $4.4 million, or $0.23 per diluted share, for the first quarter of 2020
•The Silvergate Exchange Network (“SEN”) handled 166,772 transactions in the first quarter of 2021, an increase of 84%, compared to 90,763 transactions in the fourth quarter of 2020, and an increase of 431% compared to 31,405 transactions in the first quarter of 2020
•The SEN handled $166.5 billion of U.S. dollar transfers in the first quarter of 2021, an increase of 181% compared to $59.2 billion in the fourth quarter of 2020, and an increase of 858% compared to $17.4 billion in the first quarter of 2020
•Digital currency customer related fee income for the quarter was $7.1 million, compared to $3.8 million for the fourth quarter of 2020, and $1.7 million for the first quarter of 2020
•Digital currency customers grew to 1,104 at March 31, 2021, compared to 969 at December 31, 2020, and 850 at March 31, 2020
•Digital currency customer deposits grew by $1.8 billion to $6.8 billion as of March 31, 2021, compared to $5.0 billion as of December 31, 2020
•Completed two equity offerings, which resulted in the issuance of a total of 5,860,858 shares of Class A common stock for aggregate gross proceeds of $441.1 million and net proceeds of $423.5 million after deducting underwriting discounts and offering expenses

Alan Lane, president and chief executive officer of Silvergate, commented, “We kicked off 2021 on a very strong note, as highlighted by Q1 growth across all of our Silvergate Exchange Network (SEN) key performance metrics, including continued customer growth, a significant increase in transactions and over $7 million in transaction revenue. As the SEN continues to expand, we have the opportunity to build upon the network effect to offer additional products and services to our customers. One example of this is SEN Leverage, our differentiated funding offering, which increased approved credit lines to $196.5 million in Q1 from $82.5 million in the prior quarter, as customers utilized this product. In March we announced that Coinbase Custody and Fidelity Digital Assets will be custodians for the SEN Leverage product, providing investors with more choice and greater access to capital.”
“In addition, during Q1, the average deposit balance was $6.6 billion, up from $2.8 billion in Q4 and $1.9 billion in Q1 2020,” continued Mr. Lane. “Early in the year, we issued $287.5 million in equity and later put a $300 million ATM program in place to ensure we remain well capitalized to meet regulatory capital requirements as deposit growth accelerates.”

	As of or for the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$12,710	$9,119	$4,393
Diluted earnings per share	$0.55	$0.47	$0.23
Return on average assets (ROAA)(1)	0.71%	1.14%	0.79%
Return on average equity (ROAE)(1)	9.76%	12.60%	7.14%
Net interest margin(1)(2)	1.33%	2.85%	2.86%
Cost of deposits(1)(3)	0.00%	0.01%	0.87%
Cost of funds(1)(3)	0.02%	0.04%	0.94%
Efficiency ratio(4)	63.03%	65.87%	67.98%
Total assets	$7,757,152	$5,586,235	$2,310,708
Total deposits	$7,002,371	$5,248,026	$2,002,957
Book value per share	$28.75	$15.63	$13.11
Tier 1 leverage ratio	9.68%	8.29%	10.98%
Total risk-based capital ratio	54.91%	23.49%	26.05%
________________________
(1)Data has been annualized.
(2)Net interest margin is a ratio calculated as annualized net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.
(3)Cost of deposits and cost of funds for the first quarter of 2020 includes interest expense and accelerated premium amortization expense related to callable brokered certificates of deposit that were called during the first and second quarters of 2020.
(4)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Currency Initiative
At March 31, 2021, the Company’s digital currency customers increased to 1,104 from 969 at December 31, 2020, and from 850 at March 31, 2020. At March 31, 2021, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline remained above 200. There was a record 166,772 transactions on the SEN for the first quarter of 2021, an increase of 84%, compared to 90,763 transactions for the fourth quarter of 2020. In addition, for the first quarter of 2021, $166.5 billion of U.S. dollar transfers occurred on the SEN, another quarterly record and a 181% increase from the fourth quarter of 2020.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020

	(Dollars in millions)
# SEN Transactions	166,772	90,763	31,405
$ Volume of SEN Transfers	$166,506	$59,227	$17,372
Results of Operations, Quarter Ended March 31, 2021
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio includes tax-exempt municipal bonds with tax-exempt income from these securities calculated and presented below on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $23.5 million for the first quarter of 2021, compared to $22.4 million for the fourth quarter of 2020, and $15.5 million for the first quarter of 2020.
Compared to the fourth quarter of 2020, net interest income increased $1.1 million entirely due to an increase in interest income driven primarily by higher balances of interest earning deposits in other banks, while interest expense remained flat.

Average total interest earning assets increased by $4.0 billion for the first quarter of 2021 compared to the fourth quarter of 2020, primarily due to an increase in interest earning deposits in other banks. The average yield on interest earning assets decreased from 2.89% for the fourth quarter of 2020 to 1.35% for the first quarter of 2021, primarily due to interest earning deposits in other banks being a greater percentage of interest earning assets, and lower yields on securities, interest earning deposits and loans. The lower yields on securities was driven by the impact of securities purchases during the quarter at lower rates compared to the existing portfolio. Average interest bearing liabilities decreased $4.6 million for the first quarter of 2021 compared to the fourth quarter of 2020, due to a decrease in FHLB advances. The average rate paid on total interest bearing liabilities increased from 0.87% for the fourth quarter of 2020 to 0.89% for the first quarter of 2021 due to the change in composition of liabilities impacted by the reduction in FHLB advances.
Compared to the first quarter of 2020, net interest income increased $8.0 million, due to a decrease of $4.3 million in interest expense, and an increase of $3.7 million in interest income. Average total interest earning assets increased by $5.0 billion for the first quarter of 2021 compared to the first quarter of 2020, due to an increase in interest earning deposits in other banks and loans, with loan growth driving the increase in interest income. The average yield on total interest earning assets decreased from 3.71% for the first quarter of 2020 to 1.35% for the first quarter of 2021, primarily due to interest earning deposits in other banks being a greater percentage of interest earning assets, and lower yields being realized on interest earning deposits, loans and securities. The lower yields were due to declines in federal funds rate and London Interbank Offered Rate (“LIBOR”), which were partially offset by the impact of interest rate floors. Average interest bearing liabilities decreased $391.7 million for the first quarter of 2021 compared to the first quarter of 2020, due to calling the remaining balance of brokered certificates of deposit in the second quarter of 2020. The average rate on total interest bearing liabilities decreased from 3.51% for the first quarter of 2020 to 0.89% for the first quarter of 2021, primarily due to the impact of calling a portion of brokered certificates of deposits in the first quarter of 2020, which included $2.1 million of accelerated premium expense in addition to $1.6 million of coupon interest expense for the first quarter of 2020.
Net interest margin for the first quarter of 2021 was 1.33%, compared to 2.85% for the fourth quarter of 2020, and 2.86% for the first quarter of 2020. The decrease in the net interest margin compared to the fourth quarter of 2020 was primarily driven by a greater proportion of lower yielding cash and cash equivalents as a percentage of total interest earning assets, which was driven by the increase in noninterest bearing digital currency customer deposits. The net interest margin decrease from the first quarter of 2020 was primarily due to lower yields on interest earning deposits, loans and securities due to a declining interest rate environment partially offset by lower interest expense as a result of calling the outstanding brokered certificates of deposits in the second quarter of 2020.

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$4,450,110	$1,279	0.12%	$689,385	$314	0.18%	$234,356	$724	1.24%
Taxable securities	850,558	3,592	1.71%	671,209	3,548	2.10%	902,165	6,048	2.70%
Tax-exempt securities(1)	270,711	2,146	3.21%	266,158	2,173	3.25%	6,611	61	3.71%
Loans(2)(3)	1,559,989	16,597	4.31%	1,474,893	16,374	4.42%	1,024,982	13,121	5.15%
Other	15,331	143	3.78%	15,331	255	6.62%	10,746	121	4.53%
Total interest earning assets	7,146,699	23,757	1.35%	3,116,976	22,664	2.89%	2,178,860	20,075	3.71%
Noninterest earning assets	72,155			66,477			49,307
Total assets	$7,218,854			$3,183,453			$2,228,167
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$117,228	$46	0.16%	$114,782	$47	0.16%	$441,682	$4,051	3.69%
FHLB advances	—	—	—	7,098	—	0.00%	63,986	227	1.43%
Subordinated debentures and other	15,832	245	6.28%	15,829	253	6.36%	19,061	306	6.46%
Total interest bearing liabilities	133,060	291	0.89%	137,709	300	0.87%	524,729	4,584	3.51%
Noninterest bearing liabilities:
Noninterest bearing deposits	6,526,555			2,732,692			1,436,062
Other liabilities	30,911			25,143			19,900
Shareholders’ equity	528,328			287,909			247,476
Total liabilities and shareholders’ equity	$7,218,854			$3,183,453			$2,228,167
Net interest spread(4)			0.46%			2.02%			0.20%
Net interest income, taxable equivalent basis		$23,466			$22,364			$15,491
Net interest margin(5)			1.33%			2.85%			2.86%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(451)			(456)			(13)
Net interest income, as reported		$23,015			$21,908			$15,478
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(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company did not record a provision for loan losses for the first quarter of 2021, compared to $0.2 million provision for loan losses for the fourth quarter of 2020 and $0.4 million for the first quarter of 2020.
Noninterest Income
Noninterest income for the first quarter of 2021 was $8.1 million, an increase of $3.2 million, or 66.9%, from the fourth quarter of 2020. The primary driver of this increase was a $3.3 million, or 85.3%, increase in deposit related fees. The majority of deposit related fees are from digital currency customers which were $7.1 million for the first quarter of 2021, an increase of $3.3 million, or 86.8% compared to $3.8 million for the fourth quarter of 2020.
Noninterest income for the first quarter of 2021 increased by $3.2 million, or 64.1%, compared to the first quarter of 2020. This increase was primarily due to a $5.4 million, or 303.4%, increase in deposit related fees and a $0.6 million, or

149.7% increase in mortgage warehouse fee income, partially offset by a $1.2 million decrease in gain on sale of securities, a $0.9 million decrease in gain on extinguishment of debt and a $0.5 million decrease in gain on sale of loans. Deposit related fees from digital currency customers increased $5.4 million, or 317.4%, to $7.1 million, compared to $1.7 million for the first quarter of 2020.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$954	$949	$382
Service fees related to off-balance sheet deposits	—	—	70
Deposit related fees	7,124	3,844	1,766
Gain on sale of securities, net	—	—	1,197
Gain on sale of loans, net	—	—	506
Gain on extinguishment of debt	—	—	925
Other income	12	55	85
Total noninterest income	$8,090	$4,848	$4,931
Noninterest Expense
Noninterest expense totaled $19.6 million for the first quarter of 2021, an increase of $2.0 million, or 11.2%, compared to the fourth quarter of 2020, and an increase of $5.7 million, or 41.3%, compared to the first quarter of 2020. The increase in noninterest expense compared to prior quarter and first quarter of 2020 was primarily driven by increased federal deposit insurance expense resulting from the significant growth in digital currency deposits and also by investments related to strategic growth initiatives. The increase in noninterest expense from the prior quarter was partially offset by a decrease in occupancy and equipment expense related to a $2.3 million impairment charge recorded in the fourth quarter of 2020.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$10,990	$9,637	$8,955
Occupancy and equipment	614	3,044	907
Communications and data processing	1,621	1,443	1,261
Professional services	1,717	1,163	985
Federal deposit insurance	2,296	658	123
Correspondent bank charges	497	410	373
Other loan expense	174	45	122
Other general and administrative	1,697	1,225	1,149
Total noninterest expense	$19,606	$17,625	$13,875
Income Tax Expense (Benefit)
Income tax benefit was $1.2 million for the first quarter of 2021, compared to a benefit of $0.1 million for the fourth quarter of 2020, and an expense of $1.8 million for the first quarter of 2020. Our effective tax rate for the first quarter of 2021 was (10.5)%, compared to (1.6)% for the fourth quarter of 2020, and 28.8% for the first quarter of 2020. The lower effective tax rate for the first quarter of 2021 and the fourth quarter of 2020 when compared to the first quarter of 2020 was due to significant tax benefits recognized on the exercise of stock options and the impact of tax-exempt income.

Balance Sheet
Deposits
At March 31, 2021, deposits totaled $7.0 billion, an increase of $1.8 billion, or 33.4%, from December 31, 2020, and an increase of $5.0 billion, or 249.6%, from March 31, 2020. Noninterest bearing deposits totaled $6.9 billion, representing approximately 98.4% of total deposits at March 31, 2021, an increase of $1.8 billion from the prior quarter end, and a $5.1 billion increase compared to March 31, 2020. The increase in total deposits from the prior quarter end was driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other fintech related customers, with elevated client activity evidenced by the record volume of SEN transactions during the quarter. The Bank’s 10 largest depositors accounted for $2.8 billion in deposits, or approximately 40.6% of total deposits at March 31, 2021 compared to $2.5 billion in deposits, or approximately 47.5% of total deposits at December 31, 2020, substantially all of which are customers operating in the digital currency industry.
Our continued growth has been accompanied by significant fluctuations in the level of our deposits, in particular our deposits from customers in the digital currency industry, as our customers in this industry typically carry higher balances over the weekend to take advantage of the 24/7 availability of the SEN, and carry lower balances during the business week. The Bank’s average total digital currency deposits during the first quarter of 2021 amounted to $6.4 billion, the high and low daily total digital currency deposit levels during such time were $8.4 billion and $4.6 billion, respectively.
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and other cash management solutions. These tools enable Silvergate’s clients to grow their business and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	March 31, 2021		December 31, 2020		March 31, 2020
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	85	$2,993	76	$2,479	61	$599
Institutional investors	695	2,166	607	1,811	541	715
Other customers	324	1,634	286	749	248	379
Total	1,104	$6,793	969	$5,039	850	$1,693
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(1)Total deposits may not foot due to rounding.
The weighted average cost of deposits for the first quarter of 2021 was 0.00%, compared to 0.01% for the fourth quarter of 2020, and 0.87% for the first quarter of 2020. The decrease in the weighted average cost of deposits compared to the first quarter of 2020 was driven by the absence of any interest expense associated with brokered certificates of deposit, which were called in the second quarter of 2020.

	Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$6,526,555	—	$2,732,692	—	$1,436,062	—
Interest bearing accounts:
Interest bearing demand accounts	42,197	0.13%	41,968	0.17%	51,551	0.13%
Money market and savings accounts	74,318	0.16%	71,871	0.15%	81,670	0.97%
Certificates of deposit:
Brokered certificates of deposit	—	—	—	—	306,828	5.02%
Other	713	0.57%	943	0.84%	1,633	0.99%
Total interest bearing deposits	117,228	0.16%	114,782	0.16%	441,682	3.69%
Total deposits	$6,643,783	0.00%	$2,847,474	0.01%	$1,877,744	0.87%

Loan Portfolio
Total loans were $1.6 billion at March 31, 2021, an increase of $12.9 million, or 0.8%, from December 31, 2020, and an increase of $511.2 million, or 45.9%, from March 31, 2020. Total loans at March 31, 2021 consisted of net loans held-for-investment of $728.4 million and loans held for sale of $897.2 million.

	March 31, 2021	December 31, 2020	March 31, 2020

	(Dollars in thousands)
Real estate loans:
One-to-four family	$171,045	$187,855	$202,214
Multi-family	74,003	77,126	76,721
Commercial	287,411	301,901	325,116
Construction	5,172	6,272	10,034
Commercial and industrial(1)	118,598	78,909	15,948
Consumer and other	—	162	154
Reverse mortgage	1,346	1,333	1,431
Mortgage warehouse	76,014	97,903	51,596
Total gross loans held-for-investment	733,589	751,461	683,214
Deferred fees, net	1,717	2,206	2,760
Total loans held-for-investment	735,306	753,667	685,974
Allowance for loan losses	(6,916)	(6,916)	(6,558)
Loans held-for-investment, net	728,390	746,751	679,416
Loans held-for-sale(2)	897,227	865,961	435,023
Total loans	$1,625,617	$1,612,712	$1,114,439
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(1)Commercial and industrial loans includes $117.3 million, $77.2 million and $2.0 million of SEN Leverage loans as of March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(2)Loans held-for-sale are comprised entirely of mortgage warehouse loans for all periods presented.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses remained flat at $6.9 million at March 31, 2021, compared to December 31, 2020 and increased slightly from $6.6 million at March 31, 2020. The ratio of the allowance for loan losses to gross loans held-for-investment at March 31, 2021 was 0.94%, compared to 0.92% and 0.96% at December 31, 2020 and March 31, 2020, respectively.
Nonperforming assets totaled $5.3 million, or 0.07% of total assets, at March 31, 2021, an increase of $0.4 million from $5.0 million, or 0.09% of total assets at December 31, 2020. Nonperforming assets increased $0.2 million, from $5.1 million, or 0.22%, of total assets, at March 31, 2020.

	March 31, 2021	December 31, 2020	March 31, 2020

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$5,333	$4,982	$5,126
Troubled debt restructurings	$1,484	$1,525	$1,676
Other real estate owned, net	—	—	—
Nonperforming assets	$5,333	$4,982	$5,126

Asset Quality Ratios:
Nonperforming assets to total assets	0.07%	0.09%	0.22%
Nonperforming loans to gross loans(1)	0.73%	0.66%	0.75%
Nonperforming assets to gross loans and other real estate owned(1)	0.73%	0.66%	0.75%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.00%
Allowance for loan losses to gross loans(1)	0.94%	0.92%	0.96%
Allowance for loan losses to nonperforming loans	129.68%	138.82%	127.94%
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(1)Loans exclude loans held-for-sale at each of the dates presented.
Coronavirus Disease 2019 (“COVID-19”) Update
In April 2020, the Company implemented a short-term loan modification program for customers impacted financially by the COVID-19 pandemic to provide temporary relief to certain borrowers who meet the program’s qualifications. Due to the fluid nature of COVID-19, this program has been evolving in order to provide maximum relief to bank borrowers. As of March 31, 2021, the remaining loans in deferral due to COVID-19 are as follows:

	Loan Balance At Period End	Percentage of Gross Loans Held-for-Investment

	(Dollars in thousands)
COVID-19 related modifications:
Real estate loans:
One-to-four family	$6,928	0.9%
Retail	10,492	1.4%
Hospitality	40,019	5.5%
Office	7,874	1.1%
Total commercial	58,385	8.0%
Total modifications outstanding	$65,313	8.9%
Securities
Securities available-for-sale increased $778.4 million, or 82.9%, from $939.0 million at December 31, 2020, and increased $753.1 million, or 78.1%, from $964.3 million at March 31, 2020, to $1.7 billion at March 31, 2021. The Company purchased $817.7 million of securities in the first quarter of 2021, including $651.1 million of agency residential mortgage-backed securities, $92.4 million of agency commercial mortgage-backed securities, and $74.2 million of tax-exempt municipal bonds.

Equity Offerings
On January 26, 2021, the Company completed its underwritten public offering of 4,563,493 shares of Class A common stock at a price of $63.00 per share, including 595,238 shares of Class A common stock upon the exercise in full by the underwriters of their option to purchase additional shares. The aggregate gross proceeds of the offering were approximately $287.5 million and net proceeds to the Company were $272.4 million after deducting underwriting discounts and offering expenses.
On March 9, 2021, the Company entered into an equity distribution agreement pursuant to which the Company may issue and sell, from time to time, up to an aggregate gross sales price of $300.0 million of the Company’s shares of Class A common stock through an “at-the-market” offering program, or ATM Program. On March 11, 2021, the Company sold 1,297,365 shares of Class A common stock at an average price of $118.39 under the ATM Program. The transaction resulted in gross proceeds of $153.6 million and net proceeds to the Company of $151.1 million after deducting underwriting discounts and offering expenses.
Capital Ratios
At March 31, 2021, the Company’s ratio of common equity to total assets was 9.20%, compared with 5.27% at December 31, 2020, and 10.59% at March 31, 2020. At March 31, 2021, the Company’s book value per share was $28.75, compared to $15.63 at December 31, 2020, and $13.11 at March 31, 2020.
At March 31, 2021, the Company had a tier 1 leverage ratio of 9.68%, common equity tier 1 capital ratio of 53.14%, tier 1 risk-based capital ratio of 54.35% and total risk-based capital ratio of 54.91%.
At March 31, 2021, the Bank had a tier 1 leverage ratio of 9.50%, common equity tier 1 capital ratio of 53.36%, tier 1 risk-based capital ratio of 53.36% and total risk-based capital ratio of 53.93%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	March 31, 2021	December 31, 2020	March 31, 2020
The Company
Tier 1 leverage ratio	9.68%	8.29%	10.98%
Common equity tier 1 capital ratio	53.14%	21.53%	23.75%
Tier 1 risk-based capital ratio	54.35%	22.88%	25.35%
Total risk-based capital ratio	54.91%	23.49%	26.05%
Common equity to total assets	9.20%	5.27%	10.59%
The Bank
Tier 1 leverage ratio	9.50%	8.22%	10.33%
Common equity tier 1 capital ratio	53.36%	22.71%	23.86%
Tier 1 risk-based capital ratio	53.36%	22.71%	23.86%
Total risk-based capital ratio	53.93%	23.32%	24.55%
________________________
(1)March 31, 2021 capital ratios are preliminary.
Conference Call and Webcast
The Company will host a conference call on Tuesday, April 20, 2021 at 11:00 a.m. (Eastern Time) to present and discuss first quarter 2021 financial results. The conference call can be accessed live by dialing 1-844-378-6480 or for international callers, 1-412-317-1088, and requesting to be joined to the Silvergate Capital Corporation First Quarter 2021 Earnings Conference Call. A replay will be available starting at 1:00 p.m. (Eastern Time) on April 20, 2021 and can be accessed by dialing 1-877-344-7529, or for international callers 1-412-317-0088. The passcode for the replay is 10154088. The replay will be available until 11:59 p.m. (Eastern Time) on May 4, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergatebank.com. The online replay will remain available for a limited time beginning immediately following the call.

About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Lauren Scott / Hunter Stenback
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
ASSETS
Cash and due from banks	$16,422	$16,405	$15,152	$13,777	$2,778
Interest earning deposits in other banks	4,315,100	2,945,682	182,330	185,667	163,422
Cash and cash equivalents	4,331,522	2,962,087	197,482	199,444	166,200
Trading securities	1,990	—	—	—	—
Securities available-for-sale, at fair value	1,717,418	939,015	944,161	951,094	964,317
Loans held-for-sale, at lower of cost or fair value	897,227	865,961	665,842	321,835	435,023
Loans held-for-investment, net of allowance for loan losses	728,390	746,751	735,857	793,548	679,416
Federal home loan and federal reserve bank stock, at cost	14,851	14,851	14,839	13,499	10,269
Accrued interest receivable	9,432	8,698	7,385	7,700	6,344
Premises and equipment, net	1,758	2,072	3,122	3,326	3,406
Derivative assets	34,442	31,104	34,138	35,770	33,506
Other assets	20,122	15,696	17,747	14,497	12,227
Total assets	$7,757,152	$5,586,235	$2,620,573	$2,340,713	$2,310,708
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$6,889,281	$5,133,579	$2,164,326	$1,563,136	$1,745,219
Interest bearing accounts	113,090	114,447	116,782	107,773	257,738
Total deposits	7,002,371	5,248,026	2,281,108	1,670,909	2,002,957
Federal home loan bank advances	—	—	10,000	360,000	30,000
Subordinated debentures, net and other	15,834	15,831	15,827	15,823	15,820
Accrued expenses and other liabilities	25,326	28,079	29,877	25,876	17,179
Total liabilities	7,043,531	5,291,936	2,336,812	2,072,608	2,065,956
Commitments and contingencies
Preferred stock	—	—	—	—	—
Class A common stock	248	188	186	184	184
Class B non-voting common stock	—	1	1	3	3
Additional paid-in capital	551,798	129,726	132,647	132,479	132,336
Retained earnings	131,058	118,348	109,229	102,169	96,703
Accumulated other comprehensive income	30,517	46,036	41,698	33,270	15,526
Total shareholders’ equity	713,621	294,299	283,761	268,105	244,752
Total liabilities and shareholders’ equity	$7,757,152	$5,586,235	$2,620,573	$2,340,713	$2,310,708

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest income
Loans, including fees	$16,597	$16,374	$13,121
Taxable securities	3,592	3,548	6,048
Tax-exempt securities	1,695	1,717	48
Other interest earning assets	1,279	314	724
Dividends and other	143	255	121
Total interest income	23,306	22,208	20,062
Interest expense
Deposits	46	47	4,051
Federal home loan bank advances	—	—	227
Subordinated debentures and other	245	253	306
Total interest expense	291	300	4,584
Net interest income before provision for loan losses	23,015	21,908	15,478
Provision for loan losses	—	153	367
Net interest income after provision for loan losses	23,015	21,755	15,111
Noninterest income
Mortgage warehouse fee income	954	949	382
Service fees related to off-balance sheet deposits	—	—	70
Deposit related fees	7,124	3,844	1,766
Gain on sale of securities, net	—	—	1,197
Gain on sale of loans, net	—	—	506
Gain on extinguishment of debt	—	—	925
Other income	12	55	85
Total noninterest income	8,090	4,848	4,931
Noninterest expense
Salaries and employee benefits	10,990	9,637	8,955
Occupancy and equipment	614	3,044	907
Communications and data processing	1,621	1,443	1,261
Professional services	1,717	1,163	985
Federal deposit insurance	2,296	658	123
Correspondent bank charges	497	410	373
Other loan expense	174	45	122
Other general and administrative	1,697	1,225	1,149
Total noninterest expense	19,606	17,625	13,875
Income before income taxes	11,499	8,978	6,167
Income tax (benefit) expense	(1,211)	(141)	1,774
Net income	12,710	9,119	4,393
Basic earnings per share	$0.56	$0.49	$0.24
Diluted earnings per share	$0.55	$0.47	$0.23
Weighted average shares outstanding:
Basic	22,504	18,744	18,668
Diluted	23,010	19,349	19,117